Exhibit 10.65

Guarantee

Meda AB (publ), corporate identity number 556427-2813 (“Meda”), has issued the following bonds:
•2013/2018 SEK 600,000,000 Floating Rate Notes (ISIN: SE0005132180), and
•2014/2019 SEK 750,000,000 Floating Rate Notes (ISIN: SE0005991635),
which are traded on Nasdaq Stockholm (the “Notes”).

Following the completion of a public tender offer by Mylan N.V. (“Mylan”) to the shareholders of Meda, Meda is now a Mylan subsidiary.

In light of the above, Mylan hereby guarantees towards each Note holder the correct fulfilment of Meda’s obligations under the Notes, which include payment of interest in accordance with the terms and conditions of the Notes, and repayment of the principal on the respective maturity date of the Notes.

Mylan hereby undertakes to immediately upon request pay the Note holders in accordance with the terms and conditions of the Notes.

This guarantee constitutes a valid and binding obligation for Mylan and is, subject to impediments to enforcements under Swedish law, enforceable against Mylan in accordance with its terms and conditions, and remains in force until all obligations towards each Note holder have been fulfilled in full. Upon such fulfilment in full, this guarantee will be automatically released and Mylan will have no further obligations hereunder.

This guarantee is unconditional and irrevocable, and is prepared under and shall be applied in accordance with Swedish law.

New York, NY
December 20, 2016

MYLAN N.V.

/s/ Colleen Ostrowski
_______________________________________
Name: Colleen Ostrowski
Title: Senior Vice President and Treasurer